Exhibit 99.1

NEWS RELEASE

Visteon Reports Third-Quarter 2012 Results

•	Results in line with company expectations

•	Sales of $1.62 billion

•	Net income of $15 million; adjusted EBITDA of $131 million

•	Strong cash performance

•	Third-quarter cash from operations $156 million; up $121 million from 2011

•	Free cash flow $112 million; up $136 million from 2011

•	Total cash of $920 million and total debt of $595 million

•	Shareholder value creation plan announced Sept. 19

•	Cost-reduction program initiated

•	Sale of Visteon Climate to Halla Climate Control Corporation on target

•	Updated 2012 guidance – sales projected at upper end of previously announced range; adjusted EBITDA mid-point reaffirmed; and free cash flow increased

VAN BUREN TOWNSHIP, Mich., Nov. 1, 2012 — Visteon Corporation (NYSE: VC) today announced third-quarter 2012 results, which were in line with company expectations, reporting sales of $1.62 billion. Sales were lower compared with the same period in 2011 due to the October 2011 deconsolidation of Duckyang Industry Co. Ltd. and unfavorable currency.

Visteon reported net income of $15 million, or $0.28 per diluted share, in the third quarter of this year, compared with net income of $41 million, or $0.79 per diluted share, in the third quarter of 2011. Third-quarter 2012 adjusted EBITDA, a non-GAAP financial measure as defined below, was $131 million, compared with $168 million for the same period last year.

Strong cash performance of $156 million from operating activities resulted in an increase of $121 million in the third quarter of 2012 compared with the same period in 2011. Free cash flow, a non-GAAP financial measure as defined below, of $112 million for the third quarter of 2012 improved by $136 million compared with the same period in 2011. On a year-to-date basis, Visteon reported cash from operating activities of $163 million and free cash flow of $17 million.

“The quarter met our expectations considering the challenging macroeconomic conditions in Europe, but we are not satisfied with these results,” said Tim Leuliette, who on Sept. 30 was named president and chief executive officer of Visteon. “We are taking aggressive rightsizing actions to ensure we have an efficient overhead and operational structure as part of a broad value-creation strategy for all Visteon stakeholders.”

Today Visteon announced its intention to restructure the company, including a plan to address and rationalize certain underperforming facilities and to significantly reduce global selling, general and administrative (SG&A) and other costs. “Year-to-date, we have reduced targeted costs by 7 percent compared with 2011 levels, but there is more we can and must do,” Leuliette said. The company expects to incur restructuring and other costs of approximately $100 million with charges beginning in the fourth quarter of 2012. Savings are expected to result in year-over-year improvements in both 2013 and 2014.

On Sept. 19, the company also announced its intention to combine its wholly owned climate businesses into a single world-class climate organization under its 70 percent-owned affiliate Halla Climate Control Corporation (“Halla”), with substantial benefits to both Visteon and Halla. Since the announcement, significant steps have been taken, including the definition of the transaction perimeter, commencement of independent valuations and due diligence.

“The sharply focused value-creating actions for customers, partners and shareholders that were announced in mid-September remain on track, and I’m pleased with our progress,” Leuliette reported. “Specifically, the combination of Visteon’s global climate business with that of our Korean affiliate, Halla Climate Control, is tracking toward first quarter 2013 completion.”

During the third quarter, Visteon announced a lump sum payment option to certain former U.S. employees who are vested defined benefit plan participants not currently receiving monthly payments. At current interest rate levels, the lump sum settlements provide an opportunity for Visteon to significantly reduce liabilities and administrative costs. The payment option, to be funded with pension plan assets, is being offered from Oct. 1 to Nov. 9 to nearly 10,000 of the company’s 20,000 total U.S. plan participants. Eligible participants will be given an option to select a lump sum payment, begin an immediate annuity, or to maintain their existing benefit. A non-cash settlement charge is expected in the fourth quarter of 2012, resulting from the lump sum payment. The total charge will depend on the participation rate, value of assets and discount rate at year-end.

Third Quarter in Review

Sales of $1.62 billion for the third quarter of 2012 decreased $285 million from $1.90 billion in the same quarter a year earlier. Hyundai-Kia accounted for approximately 32 percent of Visteon’s third-quarter sales, with Ford Motor Company representing 28 percent, Renault-Nissan 8 percent and PSA Peugeot-Citroën 4 percent. On a regional basis, Asia accounted for 45 percent of total product sales, down slightly from 47 percent for the same period last year, while Europe represented 30 percent – also down slightly from 31 percent a year earlier. North America represented 19 percent of total product sales for the third quarter of 2012, compared with 15 percent during the same quarter last year, and South America accounted for 6 percent, compared with 7 percent in the third quarter of 2011.

Gross margin for the third quarter of 2012 was $129 million, compared with $139 million a year earlier. Gross margin decreased $10 million year-over-year, reflecting unfavorable currency and volume, partially offset by cost efficiencies. SG&A expense of $89 million for the third quarter of 2012 decreased $6 million from a year earlier.

During the third quarter of 2012, Visteon recognized $38 million of equity in the net income of non-consolidated affiliates, compared with $43 million in the third quarter of 2011. Visteon’s 50 percent-owned affiliate, Yanfeng Visteon Automotive Trim Systems Co., Ltd. (YFV), and related affiliated interests contributed $38 million in equity income. On Aug. 31, Visteon completed the previously announced sale of its 50 percent equity stake in the R-TEK Ltd. interiors joint venture in the UK for about $30 million. The company also completed the sale of its lighting product line for approximately $70 million on Aug. 1.

For the third quarter of 2012, the company reported net income of $15 million, or $0.28 per diluted share. This compares with net income of $41 million for the same period of 2011. Adjusted EBITDA for the third quarter of 2012 was $131 million, compared with $168 million for the same period a year earlier. On a year-over-year basis, decreases in adjusted EBITDA from unfavorable currency and volume, and equity in the net income of non-consolidated affiliates, were partially offset by positive net cost performance.

Segment Results

Climate sales increased by $21 million during the third quarter of 2012 compared with the same quarter last year. Higher production volumes and net new business increased sales by $92 million, primarily attributable to Asia, Europe and North America. Unfavorable currency related to the euro, Indian rupee and Korean won resulted in a decrease of $69 million.

Electronics sales decreased $40 million during the third quarter of 2012, compared with the third quarter of 2011. Production volume declines, including the impact of weakened economic conditions in Europe, resulted in a $15 million sales decline. Unfavorable currency, driven by the weakening of the euro, further decreased sales by $21 million.

Interiors sales decreased during the quarter by $293 million, compared with the third quarter of 2011. Sales decreased $190 million due to the deconsolidation of Duckyang. Sales were further decreased by lower production volumes in Europe, Asia and South America of $28 million, $18 million and $13 million, respectively. Unfavorable currency primarily related to the euro and Brazilian real decreased sales by $41 million.

First Nine Months of 2012

For the first nine months of 2012, the company reported net income of $61 million, or $1.14 per diluted share. This compares with net income of $106 million, or $2.04 per diluted share, for the same period in 2011. Adjusted EBITDA for the first nine months of 2012 was $432 million, compared with $531 million for the same period a year earlier.

Cash and Debt Balances

As of Sept. 30, 2012, Visteon had global cash balances of $920 million, including $19 million of restricted cash. Total debt was $595 million as of Sept. 30, 2012. Year-to-date through Sept. 30, 2012, free cash flow was $17 million, an improvement of $147 million compared with the first nine months of 2011.

2012 Sales and Earnings Guidance

Visteon has moved its sales guidance for full-year 2012 to the upper end of the previously announced range and has narrowed the range of previously announced earnings guidance for 2012. The company expects full-year 2012 product sales to be approximately $6.8 billion and adjusted EBITDA to be in the range of $590 million to $610 million. The company has increased its free cash flow guidance and expects to generate positive free cash flow for 2012 in excess of $25 million.

Share Repurchase Program

On Aug. 2, 2012, Visteon announced a plan to repurchase up to $100 million of its common shares during the next two years. Visteon did not repurchase any shares during the third quarter of 2012 due to trading restrictions in August and September. Future repurchases will be made from time to time in open market transactions or in privately negotiated transactions. Any future purchase will take into consideration global macroeconomic conditions, Visteon’s trading value and the assessment of current and future cash needs of the business.

About Visteon

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior and electronic products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 28 countries and employs approximately 22,000 people. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Nov. 1, at 8 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 888-452-7086

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, along with the financial results release, presentation material and other supplemental information, will be accessible through Visteon’s website at www.visteon.com.

Those interested in hearing a replay of the conference call can do so through the company’s website or by calling 855-859-2056 (toll-free if dialing from the U.S. and Canada) or 404-537-3406 (international). To access the replay by phone, enter conference ID 35395639. The replay will be available by phone for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (2) our ability to satisfy pension and other post-employment benefit obligations; (3) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (4) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (5) new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (7) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (8) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2012.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2012 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

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Contact:

Media:

Jim Fisher

734-710-5557

jfishe89@visteon.com

Investors:

Scott Deitz

734-710-2603

sdeitz@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Sales	$1,624	$1,909	$5,034	$5,805

Cost of sales	1,495	1,770	4,643	5,331

Gross margin	129	139	391	474

Selling, general and administrative expenses	89	95	267	291
Interest expense	17	10	39	37
Interest income	4	5	11	16
Loss on debt extinguishment	4	—	4	24
Equity in net income of non-consolidated affiliates	38	43	183	130
Restructuring and other (income) expenses	(11)	1	63	29

Income from continuing operations before income taxes	72	81	212	239

Provision for income taxes	33	25	102	87

Income from continuing operations	39	56	110	152
(Loss) income from discontinued operations, net of tax	(5)	4	(3)	8

Net income	34	60	107	160

Net income attributable to non-controlling interests	19	19	46	54

Net income attributable to Visteon Corporation	$15	$41	$61	$106

Per share data:

Basic earnings (loss) per share:
Continuing operations	$0.37	$0.72	$1.21	$1.92
Discontinued operations	(0.09)	0.08	(0.06)	0.15

Basic earnings attributable to Visteon Corporation	$0.28	$0.80	$1.15	$2.07

Diluted earnings (loss) per share:
Continuing operations	$0.37	$0.71	$1.20	$1.89
Discontinued operations	(0.09)	0.08	(0.06)	0.15

Diluted earnings attributable to Visteon Corporation	$0.28	$0.79	$1.14	$2.04

Average shares outstanding (in millions)
Basic	53.3	51.5	53.1	51.1
Diluted	53.8	52.0	53.5	52.0

Comprehensive income:
Comprehensive income (loss)	$96	$(102)	$163	$110
Comprehensive income (loss) attributable to Visteon Corporation	$63	$(84)	$103	$74

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30 2012	December 31 2011
ASSETS
Cash and equivalents	$901	$723
Restricted cash	19	23
Accounts receivable, net	1,168	1,071
Inventories	408	381
Other current assets	265	296

Total current assets	2,761	2,494

Property and equipment, net	1,278	1,412
Equity in net assets of non-consolidated affiliates	734	644
Intangible assets, net	324	353
Other non-current assets	73	66

Total assets	$5,170	$4,969

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt, including current portion of long-term debt	$89	$87
Accounts payable	1,077	1,010
Accrued employee liabilities	162	189
Other current liabilities	248	267

Total current liabilities	1,576	1,553

Long-term debt	506	512
Employee benefits	413	495
Deferred tax liabilities	202	187
Other non-current liabilities	251	225

Shareholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	13	13
Additional paid-in capital	1,258	1,165
Retained earnings	227	166
Accumulated other comprehensive income (loss)	17	(25)
Treasury stock	(17)	(13)

Total Visteon Corporation shareholders’ equity	1,499	1,307
Non-controlling interests	723	690

Total shareholders’ equity	2,222	1,997

Total liabilities and shareholders’ equity	$5,170	$4,969

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Operating Activities
Net income	$34	$60	$107	$160
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	64	86	196	248
Equity in net income of non-consolidated affiliates, net of dividends remitted	27	(5)	(107)	(88)
Loss on debt extinguishment	4	—	4	24
Other non-cash items	(9)	10	33	26
Changes in assets and liabilities:
Accounts receivable	33	64	(58)	(131)
Inventories	(22)	(10)	(54)	(50)
Accounts payable	(23)	(98)	41	(19)
Other assets and other liabilities	48	(72)	1	(115)

Net cash provided from operating activities	156	35	163	55

Investing Activities
Capital expenditures	(44)	(59)	(146)	(185)
Proceeds from business divestitures	100	—	100	—
Proceeds from asset sales	8	1	88	11
Other	—	(8)	(2)	(13)

Net cash provided from (used by) investing activities	64	(66)	40	(187)

Financing Activities
Short-term debt, net	(2)	2	2	11
Proceeds from issuance of debt, net of issuance costs	810	1	812	503
Principal payments on debt	(820)	(7)	(824)	(513)
Cash restriction, net	—	—	—	52
Rights offering fees	—	—	—	(33)
Dividends to non-controlling interests	(1)	(5)	(23)	(29)
Other	—	3	—	3

Net cash used by financing activities	(13)	(6)	(33)	(6)
Effect of exchange rate changes on cash and equivalents	13	(44)	8	(9)

Net increase (decrease) in cash and equivalents	220	(81)	178	(147)
Cash and equivalents at beginning of period	681	839	723	905

Cash and equivalents at end of period	$901	$758	$901	$758

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Dollars in Millions)

(Unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Additionally, amounts below are inclusive of the Company’s discontinued operations. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
	2012	2011	2012	2011	2012
Total Adjusted EBITDA	$131	$168	$432	$531	$590 - $610
Interest expense, net	13	5	28	21	41
Loss on debt extinguishment	4	—	4	24	4
Provision for income taxes	33	25	102	87	140
Depreciation and amortization	64	81	195	232	260
Restructuring and other (income) expenses	(11)	1	63	29	80
Equity investment gain	—	—	(63)	—	(63)
Other non-operating costs, net	5	8	12	13	13
Discontinued operations	8	7	30	19	30

Net income attributable to Visteon Corporation	$15	$41	$61	$106	$85 - $105

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.

Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow provided from (used by) operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
	2012	2011	2012	2011	2012
Cash provided from operating activities	$156	$35	$163	$55	$255	+
Capital expenditures	(44)	(59)	(146)	(185)	(230)

Free cash flow	$112	$(24)	$17	$(130)	$25	+

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.